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                                                EXHIBIT (1)(e)

              ALLIANCE BALANCED SHARES, INC.

                  ARTICLES SUPPLEMENTARY


         ALLIANCE BALANCED SHARES, INC., a Maryland corporation having its principal office in the City of Baltimore, certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to One Hundred Eighty Million (180,000,000) shares of Common Stock, par value $.01 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue a total of Ninety Million (90,000,000) shares of Common Stock, par value $.01 per share, Thirty Million (30,000,000) of which were designated as "Class A Common Stock," Thirty Million (30,000,000) of which were designated as "Class B Common Stock," and Thirty Million (30,000,000) of which were designated as "Class C Common Stock," having an aggregate par value of Nine Hundred Thousand Dollars ($900,000). As increased, the Corporation is authorized to issue a total of One Hundred Eighty Million (180,000,000) shares of Common Stock, par value $.01 per share, Sixty Million (60,000,000) of which shall be designated "Class A Common Stock," Sixty Million (60,000,000) of which shall be designated "Class B Common Stock," and Sixty Million (60,000,000) of which shall be designated "Class C Common Stock," having an aggregate par value of One Million Eight Hundred Thousand Dollars ($1,800,000).

         THIRD: The Corporation is registered as an open-end investment company under the Investment
         Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Alliance Balanced Shares, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 3rd day of May, 1994. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties for perjury that to the best of his knowledge, information and belief the


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matters and facts relating to authorization and approval
hereof are true in all material respects.


                        ALLIANCE BALANCED SHARES, INC.


                        By: /s/ David H. Dievler
                            ---------------------------
                                 David H. Dievler
                                    President




Attest: /s/ Edmund P. Bergan, Jr.
        ------------------------------
           Edmund P. Bergan, Jr.
                Secretary




































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